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              AUBURN NATIONAL BANCORPORATION INC AND SUBSIDIARIES
                      EXHIBIT 23 - CONSENT OF ACCOUNTANTS


The Board of Directors
Auburn National Bancorporation, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-03516) on Form S-3 of Auburn National Bancorporation, Inc. of our report dated February 17, 1998, relating to the consolidated balance sheets of Auburn National Bancorporation, Inc. and subsidiary as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of the Auburn National Bancorporation, Inc.


                                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 30, 1998


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